OAK ASSOCIATES FUNDS

Amendment No. 2 to
Administration, Bookkeeping and
Pricing Services Agreement

THIS AMENDMENT is made as of May 17, 2015 by and between ALPS Fund Services, Inc. (“ALPS”) and Oak Associates Funds (the “Trust”).

WHEREAS, ALPS and the Trust have entered into an Administration, Bookkeeping and Pricing Services Agreement, dated May 17, 2010  and amended August 7, 2013 (the Agreement”); and

WHEREAS, ALPS and the Trust wish to modify Section 15(b) Renewal Term, of the Agreement; and

WHEREAS, ALPS and the Trust wish to modify the provisions of APPENDIX C - COMPENSATION to the Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Renewal Term of Agreement. Section 15(b) Renewal Term is replaced in its entirety with the following:

(b)            Renewal Term.  If not sooner terminated, this Agreement shall renew as of the date first written above, and shall thereafter continue for successive two-year periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

2.	APPENDIX C – COMPENSATION. APPENDIX C – COMPENSATION of the Agreement is replaced in its entirely with the attached APPENDIX C – COMPENSATION.

3.
Remainder of the Agreement.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		OAK ASSOCIATES FUNDS

By:	/s/ Jeremy O. May	By:	/s/ Chuck A. Kiraly
Name:	Jeremy O. May	Name:	Chuck A. Kiraly
Title:	President	Title:	President